Raymond James Investment Management

Code of Ethics

February 5, 2024

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Contents

I. Introduction	4

A. The Firms	4

B. Purpose of the Code of Ethics	4

II. Fiduciary Duty and Client Interests	4

III. Compliance with Laws, Rules, and Regulations	5

IV. Defined Terms	5

V. Prohibited Acts: Conflicts of Interest	8

A. Personal Trading	8

B. Gifts and Entertainment	9

1. Receiving or Offering of Gifts:	9

2. Receiving or Giving of Entertainment:	9

C. Outside Business Activities	9

D. Political Contributions	10

E. IPO Allocation Policy for Clients	10

F. Taking Advantage of Advisory Client or Fund Opportunities	10

G. Diversion of Firm Business or Investment Opportunity	10

H. Using Position or Influence for Personal Benefit at Expense of Clients	10

I. Conflicts of Interest Among Clients	10

J. Disclosure of Confidential Information	10

VI. Prohibited Acts: Off-Channel Communications	11

A. Social Media	11

1. Personal Sites Prohibited from Business Uses	11

2. Personal Messaging Apps Prohibited from Business Use	11

3. Reporting Requirements	11

VII. Reporting Violations	11

VIII. Code of Ethics Review Committee	11

IX. Review and Sanctions	12

A. Determination	12

B. Sanctions	12

X. Approval and Amendment	14

XI. Annual Certification	14

XII. Inquiries Regarding the Code	14

Annex: Insider Trading Policy

Whom Does the Policy Cover?

What Information is Material?

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What Information is Non-Public?

Selective Disclosure

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

Restrictions on spreading false or misleading rumors

Annex: Personal Trading Policy

Scope of the Policy

Pre-Clearance Requirements

Prohibited Transactions

Reporting Requirements for Access Persons

Personal Trading Policy Annex Definitions

Appendix 1: Statement of General Policy Regarding IPO Allocations

Appendix 2: Code of Ethics Review Committee

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I.	Introduction

A.	The Firms

This Code of Ethics “the Code” has been adopted by Raymond James Investment Management (“RJIM”) and its Affiliates. References herein to “the Firm” means RJIM and each individual Affiliate.

B.	Purpose of the Code of Ethics

This Code has been adopted by the Firm in order to establish rules of conduct for persons who are associated with the Firm and in order to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”), and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Under Rule 204A-1 of the Advisers Act, investment advisers registered with the Securities and Exchange Commission (“SEC”) must establish codes of ethics that define conduct standards and ensure compliance with federal securities laws. Our Code is predicated on the principle that each Firm owes a fiduciary duty to its Clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of their Firm’s Clients.

The Code cannot cover every law, rule, or policy and should not replace common sense, good judgment, or the need for additional guidance when necessary. This Code applies to all Employees, Access Persons, their Immediate Family, and Independent Fund Trustees, in each case as described more fully herein. It is the responsibility of each person subject to this Code to read and understand which sections apply to you.

The Code is accompanied by other policies that are referred to in this document. The Firm reserves the right to modify the Code and related policies at any time without prior notice. Additionally, the Firm has exclusive authority to administer and interpret all policies within this Code.

Please remember that Employees and Access Persons also are subject to all Raymond James policies, including the Raymond James Code of Business Conduct and Ethics, Insider Trading Policy, and Political Contribution Policy. Should any portion of this Code conflict with a Raymond James policy, the more restrictive policy shall apply.

Any questions with respect to the Firm’s Code of Ethics should be directed to the Firm’s Chief Compliance Officer (CCO) or their designee. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis. Independent Fund Trustees should consult with the Fund CCO with regard to any questions concerning their responsibilities under the Code.

II.	Fiduciary Duty and Client Interests

Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of their Clients. At all times, Employees must:

i.

Place Client interests ahead of the Firm’s – As a fiduciary, the Firm must act in the best interests of its Clients. This means avoiding conflicts of interest and not putting personal or financial interests ahead of the Clients’ interests.

ii.

Engage in personal investing only if in full compliance with the Firm’s Code of Ethics – Access Persons must review and abide by the Firm’s Personal Trading Policy, and all Employees must review and abide by the Firm’s Insider Trading Policies.

iii.

Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an Advisory Client, unless in compliance with the Gifts and Entertainment Policy set forth in this Code.

iv.	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.

The fiduciary duty owed to each Firm’s Clients establishes a relationship of trust and confidence. It requires the Firm to always act with the utmost integrity, honesty, and good faith. Failure to fulfill these duties can lead to legal consequences and damage the Firm’s reputation in the industry.

[1]	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

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III.	Compliance with Laws, Rules, and Regulations

All persons subject to this Code are subject to the general anti-fraud prohibitions under Section 17(j) of the IC Act. This Code should be read in conjunction with RJIM or each Affiliate’s Compliance Manual and policies and procedures, as applicable. Accordingly, it is unlawful for an Employee, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Fund to:

i.	Employ any device, scheme or artifice to defraud a Fund;

ii.

Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

iii.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Fund; or

iv.	Engage in any manipulative practice with respect to a Fund.

In addition, pursuant to Section 206 of the Advisers Act, it is unlawful for the Firm or its Employees directly or indirectly to:

i.	Employ any device, scheme or artifice to defraud any Advisory Client or prospective client;

ii.	Engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Advisory Client or prospective client; or

iii.	Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

IV.	Defined Terms

Access Person— means (1) any Employee who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, (2) any Employee who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic, (3) any natural person in a control relationship of any Carillon Fund or affiliate who obtains information concerning recommendations made to a Carillon Fund with regard to the purchase and sale of securities by the Carillon Fund; and (4) excludes those persons defined as ‘contractors’ via human resources, unless it is deemed such contractor would have ongoing access to Material, Nonpublic Information; and (5) excludes Non-Employee directors of the Firm, provided they have no knowledge of pending or current program trading activity in the securities they are trading.

Advisory Client or Client—Each Carillon Fund and any other client who is provided investment advice by Raymond James Investment Management or its affiliates.

Affiliate – the following Registered Investment Adviser (“RIA”) affiliates of Raymond James Investment Management: (i.) Chartwell Investment Partners; (ii.) ClariVest Asset Management LLC; (iii.) Eagle Asset Management, Inc.; (iv.) Gibbs Capital Management; (v.) Strategic Investment Management; (vi.) Scout Investments, including its Reams Asset Management Division. The term Affiliate also includes (vii.) Carillon Fund Distributors, Inc.; and (viii.) Carillon Family of Funds.

Automatic Investment Plan—a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership— In accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “34 Act”), Access Persons are deemed to have beneficial ownership of securities if they possess a direct or indirect pecuniary interest, enabling them to profit from securities transactions. Indirect pecuniary interests include securities held by Immediate Family, partnerships where an Access Person serves as a general partner, limited liability companies where an Access Person acts as a manager/member, an entity in which the Employee has an equity interest, provided the Employee also has or shares investment control over the securities held by such entity, and any account over which the Employee may otherwise be deemed to have control. Access Persons are not deemed to have a pecuniary interest in securities held by entities where they have equity stakes, unless they exert significant control. Access Persons are considered beneficial owners of trust-held securities if they are trustees with vested interests, possess vested beneficial interests, or are settlors/grantors of trusts (excluding cases where beneficiary consent is necessary to revoke the trust).

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Carillon Fund(s)—The investment companies of the Carillon Family of Funds

Chief Compliance Officer (CCO) – The CCO is the chief compliance officer of RJIM.

Compliance Department—Employees designated to administer components of the compliance program for Raymond James Investment Management and its Affiliates. The CCO is a member of, and is responsible for supervising, the Compliance Department.

Contribution — a gift, subscription, loan, advance, deposit of money, or anything of value made to an Official, political party or political action committee, as applicable.

Covered Associate – (a) the Firm’s general partner, managing member or executive officer, or other individual with a similar status or function; (b) any Employee; (c) any political action committee controlled by the Firm or by any of its Covered Associates; or (d) Immediate Family.

Cryptocurrency Securities – Any security that is associated with a company and/or issuer that is affiliated with a cryptocurrency business operation. A listing of prohibited Cryptocurrency Securities is provided on the RJ Cryptocurrency Related Securities List.

Dual Employee — any person who is employed by two or more of RJIM, an Affiliate, or another affiliated company of RJIM that has adopted its own Code of Ethics subject to Rule 204A-1 and/or 17j-1.

Employee — any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm. This includes individuals who serve as Carillon Fund officers, trustees or directors working in any Raymond James Investment Management or CFD business unit (including sales staff or other personnel performing duties for Raymond James Investment Management and Affiliates, even if employed by another entity such as Raymond James Financial, Inc.). May include contract and temporary Employees.

Certain of the policies, procedures, and restrictions referred to in this Code also apply to Immediate Family. The Code also applies to any other account over which the Employee is deemed to have Beneficial Ownership.

Independent Fund Trustees, as defined below, are not Employees hereunder.

Equivalent Security — any Reportable Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

Excluded Accounts — The following account types or their non-U.S. equivalents, provided they do not have individual securities or commodity trading capabilities:

Account held directly with a mutual fund company;

Company retirement account (e.g., 401(k));

Donor-advised fund

Health Savings Account;

Account holding exclusively unit investment trusts;

Municipal fund-only account;

Qualified tuition program (e.g., 529 plans);

Account restricted to variable contracts (e.g., annuities);

Monthly investment plan account; or

Bank account.

Digital asset, cryptocurrency, or virtual currency accounts

Peer-to-peer payment applications (e.g., PayPal, Venmo)

These account types are exempt from regulatory disclosure requirements. EE Series and I Series savings bonds purchased through Treasury Direct are also exempted from disclosure requirements.

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Federal Securities Laws — Means the Securities Act of 1933 (the “33 Act”), 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Government Entity –means any State or political subdivision of a State, including: (i) any agency, authority, or instrumentality of the State or political subdivision; (ii) a pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund; (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Immediate Family — Immediate Family includes an Access Person’s or Covered Person’s spouse or domestic partner, children under the age of 18 (regardless of whether or not sharing the same household) and any of the following relationships sharing the same household: child over the age of 18, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in- law, including adoptive relationships.

Independent Fund Trustee— a trustee of the Carillon Funds who is not an “interested person” of the Carillon Funds as that term is defined in the IC Act.

Initial Public Offering (IPO)— an offering of securities registered under the 33 Act by an issuer which immediately before the registration of such securities was not subject to the reporting requirements of Sections 13 or 15(d) of the 34 Act.

Investment Company — a company registered as such under the IC Act, including but not limited to, open-end mutual funds, closed-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.

Large Cap Securities—specific securities exempted from the Short-Term Trading and Blackout Period restrictions of the Personal Trading Policy, due to their substantial market capitalization or significant trading volumes. The securities will be reevaluated periodically by the Compliance Department.

Limited Offering—a Security that has a market capitalization of less than $500 million or a security that is exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

Managed Account – Blind trusts (where there is no visibility over the selection of investments and no control over them), discretionary accounts (where a broker/wealth manager acts with complete discretion and the Employee and their Immediate Family do not communicate with the broker/wealth manager in advance of trades) or other accounts over which you do not have any influence or control are Reportable Investment Accounts but do not require pre-clearance of Reportable Securities.

Material Investigation—an investigation that leads to the imposition of a significant remedial action for a violation of the Code.

Material, Nonpublic Information – undisclosed information that, if revealed, could be reasonably deemed significant to an investor’s decision in buying or selling a company’s securities. While not exhaustive, examples include financial results, future earnings projections, merger news, changes in management, and other sensitive details not yet made public. This information is both undisclosed and unavailable to the general public, and its potential impact on investment decisions necessitates careful consideration.

Official - An incumbent, candidate or successful candidate for elective office of a Government Entity.

Pre-Clearance Officer—the so-designated individual at RJIM (or that person’s designee) as set forth below as amended from time to time.

Pre-clearance Officer	Jason Jackson

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Raymond James or RJF—includes Raymond James Investment Management’s parent company, Raymond James Financial, Inc. (RJF), and affiliated broker dealers of RJF including Raymond James & Associates, Inc. (RJA) and Raymond James Financial Services, Inc. (RJFS).

Reportable Fund or Fund – Any fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the IC Act.

Reportable Investment Account—means the following Securities accounts: any personal account of an Access Person and any account in which an Access Person has Beneficial Ownership, except for Excluded Accounts.

Reportable Security— a Security, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (iv) shares issued by open-end registered investment companies other than a Reportable Fund; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies other than a Reportable Fund.

Securities Transaction— a purchase or sale of Reportable Securities or Equivalent Securities.

Security—any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, real estate investment trust, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Social Media — defined as Facebook, Twitter, YouTube, LinkedIn, as well as Internet blogs and other interactive forums.

V.	Prohibited Acts: Conflicts of Interest

All Employees have an affirmative duty of care, loyalty, honesty, and good faith, and to act in the best interests of their Clients. Compliance with this duty is best served by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. A “conflict of interest” occurs when an individual’s personal interests interfere or appear to interfere with Client interests. A conflict may arise when a person takes actions or has interests that make it difficult to perform their duties with respect to the client objectively and effectively. Conflicts of interest may also arise when a person receives improper benefits, or members of their family receive improper personal benefits resulting from their position.

Employees must avoid conduct or activities that may appear to be a conflict or impropriety. Any Employee that becomes aware of a potential conflict is required to bring it to the attention of their supervisor and/or the CCO.

A.	Personal Trading

In accordance with Rule 17j-1 under the IC Act and Rule 204A-1 under the Advisers Act, the purpose of the Personal Trading Policy is to prevent fraudulent, deceptive, or manipulative conduct and to ensure that the personal securities transactions of Access Persons do not interfere with the best interests of Clients. All Access Persons are expected to adhere to the highest ethical standards and comply with the provisions outlined in Personal Trading Policy Annex attached hereto.

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B.	Gifts and Entertainment

1.	Receiving or Offering of Gifts:

The Firm and its Employees are prohibited from giving or receiving anything of value exceeding $100 per year as a result of their relationship with the Firm. The appropriateness of gifts must be evaluated on a case-by-case basis, and gifts must not be part of a pattern of frequent giving. Cash or cash equivalents cannot be given or received as gifts. Customary and reasonable gifts given or received in recognition of infrequent, commonly recognized life events or based on a long-standing personal relationship are excluded from the gift limit threshold. Promotional materials that display the corporate or other business logo do not count toward the $100 limit, so long as they do not exceed $25 in value. Gifts must be appropriately documented in the company records, including the value and name of the recipient, in accordance with the company’s recording system. Compliance will review these records, and gifts given/received by registered representatives will be reported to the Board of Directors of the Carillon Funds principal underwriter. Note that a meal or other entertainment is considered a gift when the giver does not attend the event with the recipient.

2.	Receiving or Giving of Entertainment:

Employees are prohibited from offering, giving, accepting, authorizing or soliciting anything of value to improperly obtain, retain, award or reward business or secure any other advantage. (See Raymond James Anti-Bribery and Anti-Corruption Policy). It is also the policy of the Firm that Employees are prohibited from giving or accepting entertainment in excess of five hundred dollars ($500) per person per event to/from clients, prospects, vendors, etc. Entertainment must be appropriately documented (with value and name of the recipient) in the company records in accordance with the company’s recording system. This reporting obligation will not apply to entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $50 in value.). These records will be reviewed by Compliance. Gift and Entertainment records of FINRA-registered Employees will be reported to the Board of Directors of the Carillon Funds principal underwriter.

C.	Outside Business Activities

Outside business activities by Employees must be disclosed to the RJIM CCO or their designee using the Firm’s Outside Business Activity system, or designated disclosure process. While employed or affiliated with Raymond James Investment Management, you must receive approval prior to engaging in an outside business activity. If you are not participating in an outside business activity, you must attest annually in the Outside Business Activity System, when received, by selecting “Disclose None”. This attestation confirms that you are not participating in an outside business activity. Outside business activities include, but are not limited to:

•	Engaging in an activity or providing a service for which compensation or benefits (direct or indirect) are received, or where there is a reasonable expectation of compensation or benefits

•	Acting or serving as a control person as described below:

•

Acting as, or being named as, a control person [e.g., power of attorney (such as financial or medical), successor trustee, executor named in will] for an individual that is a non-immediate family member. For purposes of the Outside Business Activities Policy, immediate family members include a person’s parents, mother-in-law or father-in-law, spouse or domestic partner, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, children (including stepchildren), and any other individual to whom the person provides, directly or indirectly, more than 25% of a person’s income in the prior calendar year.

•	Serving as a control person for an immediate family member, as defined immediately above (e.g., current trustee, current executor, active power of attorney).

•	Knowingly being named as a beneficiary of a client of Raymond James who is not an immediate family member, as defined above.

•	Being an employee or independent contractor of a non-Raymond James entity.

•	Owning, operating, or engaging in a business venture independent of Raymond James.

•	Founding or serving in a leadership capacity (e.g., director, officer, or board/committee/council member) of a non-Raymond James entity.

•	Sponsoring or hosting a non-profit or charitable event, when the purpose of the event is to solicit contributions or donations in which you have control of the funds.

•	Holding or seeking election or appointment to a political or government office of a federal, state, provincial, municipal, or local government.

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D.	Political Contributions

Covered Associates are prohibited from making Contributions without prior approval on Form 1828. Employees must abide by the Anti- Bribery & Corruption policy and submit Form 1828 and receive approval from Compliance before making any political contributions. The maximum allowable contribution to a candidate for whom a contributor can vote is $350 per election. If the contributor cannot vote for the candidate, the maximum allowable contribution is $150 per election.

E.	IPO Allocation Policy for Clients

All Access Persons must comply with the Statement of General Policy Regarding IPO Allocations which is attached as (Appendix 1) to this Code. In general, the policy prohibits improper actions taken in order to obtain greater access to Initial Public Offerings for Clients. Access Persons should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations. Access Persons should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

F.	Taking Advantage of Advisory Client or Fund Opportunities

Access Persons are prohibited from taking personal advantage of any opportunity properly belonging to Advisory Clients. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an Advisory Client.

G.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to their attention as a result of their association with the Firm and in which they know the Firm might be expected to participate or have an interest in participating, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to the Firm, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Firm business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by the Firm may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

H.	Using Position or Influence for Personal Benefit at Expense of Clients

Access Persons are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person.

◾

If an Access Person or an Immediate Family member stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose that interest to persons with authority to make investment decisions and to the CCO. Based on the information given, a decision will be made as to whether to restrict the Access Person’s participation in causing the Advisory Client to purchase or sell a Security in which the Access Person has an interest.

I.	Conflicts of Interest Among Clients

Employees should not favor the interests of one Client over another Client. Inappropriate favoritism of one client over another client constitutes a breach of fiduciary duty. Dual Employees should ensure each client is treated equitably to mitigate any potential conflicts.

J.	Disclosure of Confidential Information

Employees are prohibited from revealing non-public information relating to the investment intentions, activities or portfolios of an Advisory Client except to:

(1) persons whose responsibilities require knowledge of the information,

(2) regulatory authorities who have appropriate jurisdiction with respect to such matters, or

(3) third parties who utilize such information for ratings or performance analysis or who provide services pursuant to a written contract with confidentiality provisions.

Further details regarding disclosure may be found in the Compliance Manual. Dual Employees will not disclose confidential information of Raymond James Investment Management, any one of its Affiliates, or any of their Clients to the personnel of Raymond James Investment Management, any of its other Affiliates or any of their Clients except as necessary to conduct business of the Firm without the prior approval of the impacted entity’s Chief

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Compliance Officer. Dual Employees will not disclose confidential information of Raymond James Investment Management, any of its Affiliates, or any of their Clients, to the personnel of other Raymond James subsidiaries without the prior approval of Raymond James Investment Management’s CCO.

VI.	Prohibited Acts: Off-Channel Communications

A.	Social Media

The following policy is being adopted to minimize the risk that the use of social media websites by Employees could be deemed advertising by the Firm. The use of social media websites by Employees could be deemed advertising depending on the content, context and recipient of the information disclosed on such a site.

In addition to complying with this policy all Employees are expected to read and comply with all standards set forth in the Raymond James Social Media policy as listed in the Raymond James Associate Handbook.

1.	Personal Sites Prohibited from Business Uses

Employees may not post or share any information on any social media site, blog or bulletin board regarding Raymond James Investment Management, its Affiliates, any of its/their Clients, investment products or anything related to business of any Firm without pre-approval from the Compliance Department, other than basic “resume like” professional biography data such as the company name, the Employee’s correct title and employment dates, and other information included in the Employee’s biography. In addition, Employees are limited to “like” content created and posted on the social media pages for Raymond James Financial, any of its affiliates, Raymond James Investment Management, the Affiliates and any employees thereof unless otherwise approved by the Compliance Department to re-post.

2.	Personal Messaging Apps Prohibited from Business Use

Employees may not use text messaging, social media communications apps, or encrypted messaging apps such as WhatsApp to discuss or promote business of the Firms without pre-approval from the Compliance Department. All communication regarding business of the Firms must be conducted via approved and monitored channels such as the Firm’s email systems.

3.	Reporting Requirements

On a quarterly basis, the Compliance Department will request that all Employees attest that they have not used a personal social media account or web page for any business uses. Additionally, a member of the Compliance Department will periodically review the activity on the Firm’s Social Media Accounts to confirm compliance with this Social Media Policy.

VII.	Reporting Violations

All Employees are required to report any violation of this Code of Ethics promptly to their CCO. The CCO will periodically report to the RJIM Code of Ethics Review Committee to discuss any violations and any corresponding waivers. Additionally, the CCO shall report violations to the Raymond James Investment Management, Carillon Fund Distributors Board of Directors and to the Carillon Family of Funds CCO, who will inform the Carillon Family of Funds’ Boards of Trustees as well as any third-party funds’ boards pursuant to 17j-1 under the IC Act.

VIII.	Code of Ethics Review Committee

The Code of Ethics Review Committee (the “COE Committee”) shall investigate any reported or suspected violation of the Code and, as appropriate, take such actions as are authorized by this Code. The COE Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. The Raymond James Investment Management CCO will prepare an annual report to the President of Raymond James Investment Management, CFD, and the Affiliates that:

•	initially summarizes existing procedures concerning personal investing and, thereafter, any changes in the procedures made during the past year,

•	identifies any Material Investigations during the past year, and

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•	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Members of the COE Committee are set forth in Appendix 2.

IX.	Review and Sanctions

A.	Determination

The COE Committee is charged with the responsibility of conducting informal hearings, assessing mitigating factors, and imposing sanctions consistent with the Code’s Sanction Guidelines. The RJIM CCO will arrange for a meeting of the Committee in cases where a violation of one or more applicable provisions of this Code has occurred and the guidelines suggest a monetary penalty, written reprimand, termination or more serious action.

B.	Sanctions

The CCO and the COE Committee have the authority to impose sanctions which may include, but are not limited to, a letter of censure, suspension or termination of employment. As part of any sanction, the Committee may require the Employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. Any amounts that are paid/disgorged by an Access Person under this Code shall be paid to Raymond James Investment Management and held by the Firm to be paid to a charity of Raymond James Investment Management’s choosing. Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions or termination.

The table below is a sanction guide for failure to comply with the Code. Actual sanction may vary based on severity and the discretion of CCO or COE Committee. The Committee will document instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

Sanctions applicable to all Employees of Raymond James Investment Management and its Affiliates subject to this Code of Ethics
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Unapproved posting or sharing business material on social media	Written reprimand; social account must be added to Firm social media monitoring system within 30 days.	Defined as second social post after the written reprimand or failure to link social account to social media monitoring in 30 days. Written reprimand and/or monetary penalty.	Defined as third social media post after two written reprimands or failure to link social accounts in 60 days. Monetary penalty, suspension or Termination.

No broker statements or confirms on file or evidence that duplicate statements have been requested	Written warning	Defined as after 30 days of no action: Written reprimand and/or monetary penalty	Defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Trading without receiving appropriate pre-clearance or trading outside the approval period	Written warning	Written reprimand and/or freeze trading accounts for 30- 90 days and/or monetary penalty	Monetary penalty, freeze trading accounts for 30-180 days and/or suspension or termination

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Trading after being denied approval	Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense

Trading within the 7-day blackout period	Written reprimand, Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 1st Offense	See 1st Offense

Failure to file an Initial or Annual Holdings Report	Defined as not filed within 10 or 30 days, as applicable: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Failure to file a Quarterly Transaction Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Failure to file an Annual Code Acknowledgement and Certification Form	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Commission of a Prohibited Act not otherwise specifically addressed in this Code section	Written reprimand, Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense

Purchasing a Security within 60 days of a sale of the same Security or selling a Security within 60 days of the purchase of the same Security, if the Security is held by the Firm and results in a profit.	Written Reprimand and/or Monetary Penalty	Monetary Penalty, Freeze Trading accounts for 30- 90 days and/or Suspension / Termination	See 2nd Offense

Serving on the Board of a publicly traded company without prior written consent	Written reprimand, Monetary Penalty, and/or Suspension / Termination	See 1st Offense	See 1st Offense

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Monetary penalties that may be assessed depending on the Employee’s title:

Assistant Vice President and Staff:	$100 to $500
Vice President:	$500 to $1,000
Senior Vice President:	$1,000 to $2,500
Executive Vice President and above:	$2,500 to $5,000+

X.	Approval and Amendment

The CCO may delegate any of the responsibilities, powers and authorities conferred by this Code. Such delegation may be to an individual, a committee or both. This Code may be amended from time to time by the RJIM CCO. The RJIM CCO will communicate any amendments to the Affiliate CCOs so that they may report the changes to their Clients as necessary. The CCO may establish, in their discretion, certain supplemental procedures to this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or to assist the CCO in administration of the Code.

XI.	Annual Certification

Within 10 days of their hire date, each newly hired Employee shall certify that they have received, read and understand this Code of Ethics by executing the Initial Holdings Report in StarCompliance. Thereafter, annually, each Employee will be required to certify that they have received, read, understand and complied with each section of this Code of Ethics on the certification form set forth in StarCompliance. Additionally, annually, each Employee will complete the RJF Code of Ethics certification page certifying they have received, read, understood and complied with all the requirements of the RJF Code.

XII. Inquiries Regarding the Code

Please contact the Compliance Department or the CCO if you have any questions about this Code or any other compliance-related matters.

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Code of Ethics –

Insider Trading Policy Annex

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of Material, Non-Public Information by any person associated with such investment adviser. In accordance with Section 204A, the Firm has instituted the following procedures to prevent the misuse of Material, Non-Public Information.

Securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material, Non-Public Information; or

•	Trading by a non-insider while in possession of Material, Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material, Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all Employees. This policy also covers any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Information is generally viewed to be “material” where: (i) there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; (ii) the disclosure of the information would be viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available; or (iii) the disclosure of the information is reasonably certain to have a substantial effect on the market price of the security. Advance knowledge of the following types of information is generally regarded as Material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material, Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material Information does not have to relate to a company’s business. For example, Material Information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning inside trading to arise, information must not only be material, but also Non-Public.

Once Material, Non-Public Information has been effectively distributed to the investing public, it is no longer classified as Material, Non-Public Information. However, the distribution of Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but also there must be adequate time for the public to receive and digest the information. Lastly, Non-Public Information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material, Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain Material, Non-Public Information from acquaintances, at social gatherings, by overhearing conversations, etc.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of the Firm (other than the entity trading the security for the Firm), except in connection with the transition of a client’s funds into or out of a Firm strategy. Additionally, the Firm must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the Compliance Department. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the Firm’s fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors/outside parties may also be viewed as the Firm engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and the Firm’s website is subject to the Compliance Department’s approval in accordance with the Firm’s Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be reported to the Compliance Department before such holdings are provided. In determining whether or not to approve the dissemination of holdings information, the Compliance Department will consider, among other things, how current the holdings information is. However, in no case will the Compliance Department approve the dissemination of holdings information that is less than one (1) month old (except for limited holdings information (such as top-ten holdings) or information provided in connection with an upcoming account funding or transition, which may be disseminated before it is one (1) month old). the Firm may also maintain other practices applicable to holdings disclosure policies as agreed with clients.

The Firm will provide Clients with certain information relating to the holdings or performance of their accounts, as requested. All Clients are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of Material, Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in inside trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material, Non-Public Information about the company.

•	Shall only engage in personal securities transactions in accordance with the Firm’s Personal Trading Policy and the securities laws.

•	Shall not discuss any potentially Material, Non-Public Information with colleagues, except as specifically required by their position.

•	Shall not proceed with any trading of a company if they possess Material, Non-Public Information about that company until the CCO informs the Employee of the appropriate course of action.

The Firm’s Compliance Department (or its designee) will periodically review a sampling of employee emails and instant messages to look for evidence of violations of this policy.

Restrictions on spreading false or misleading rumors

Market events in 2008 highlighted the potential impact of false rumors on stock prices, and regulators including the SEC responded by reminding market participants that they are prohibited from intentionally spreading false rumors to impact the financial condition of an issuer.

Employees are prohibited from spreading rumors that they know are false or misleading with the intention of impacting a security price and/or profiting from its dissemination; for example, by shorting a stock and saying the company is in danger of collapse. If an Employee obtains information that it believes may be false or misleading, the Employee will notify the CCO before conducting any trading based on that information.

The Firm’s Compliance Department (or its designee) will periodically review a sampling of Employee emails and instant messages to look for evidence of violations of this policy. The Compliance Department will maintain documentation regarding any such violations.

Insider Trading Policy Annex Definitions

The terms defined herein shall carry the same meaning as ascribed to them in the Raymond James Investment Management Code of Ethics.

Annex – Code of Ethics

Personal Trading Policy

This Personal Trading Section of the Code of Ethics (the “Code”) is established pursuant to Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 and applies to all Access Persons of each Firm. The purpose of this policy is to prevent fraudulent, deceptive, or manipulative conduct and to ensure that the personal securities transactions of Access Persons do not interfere with the best interests of Clients. All Access Persons are expected to adhere to the highest ethical standards and comply with the provisions outlined herein.

Scope of the Policy

Employees and Access Persons

This Policy applies to all Access Persons and Immediate Family members.

Fund Independent Trustees

The Code’s reporting requirements do not apply to Fund Independent Trustees as long as they had no knowledge that the Firm traded or considered trading in a security within 15 days of their own transaction in that security. The report must be submitted to the Fund CCO within 30 days of the quarter end.

Reportable Investment Accounts

The trading and reporting rules set forth herein apply to all Reportable Investment Accounts.

External Reportable Investment Account Approval:

Outside Reportable Investment Accounts that are not Managed Accounts must be closed and the positions transferred to a Raymond James account within 90 calendar days of becoming an Employee with Raymond James unless the outside account is approved by the CCO and the RJF Compliance Department. No Access Person shall open an external Reportable Investment Account without receiving written pre-approval from the Compliance Department. All Access Persons must maintain Reportable Investment Accounts with an affiliated Raymond James Broker-Dealer, as per RJF corporate policy, unless the Reportable Investment Account is a managed account or the Access Person is granted an exception by the Compliance Department and the RJF Compliance Department. Access Persons seeking permission to open a Managed Account must provide a fully executed account management agreement to the CCO as part of their request.

Short-Term Trading

Unless otherwise approved by the Compliance Department, no Access Person shall purchase a Security within 60 calendar days of the sale of that Security (or an Equivalent Security) or sell a Security within 60 calendar days of the purchase of the Security (or an Equivalent Security), if that Security is an equity holding of the Firm, and if the transaction would result in a profit. Notwithstanding the foregoing, the short-term trading restriction described in this section shall not apply to Large Cap Securities.

If an Access Person violates this provision, then the Access Person must sell the position and must forfeit all profits on the transaction to a charitable organization designated by Raymond James Investment Management. (Does not apply to transactions involving Raymond James Financial, RJF, stock).

This restriction shall not apply to Securities Transactions where pre-clearance is not required under the Code.

Blackout Period

No Access Person may execute a Securities Transaction within seven calendar days of a purchase or sale of the same Reportable Security (or an Equivalent Security) by any Advisory Client managed by the Firm. For example, if an Advisory Client trades a Security on day one, day eight (or the next trading day, whichever is later) is the first day Access Persons may execute a Securities Transaction for that Security. This provision does not apply to transactions made in Managed Accounts. If an Access Person executes a Securities Transaction within seven calendar days of a purchase or sale of the same Reportable Security (or an Equivalent Security) by any Advisory Client managed by the Firm, then the RJIM CCO or their designee will review the trade, trade size, trade patterns, indication of insight, and determine whether or not a violation of the Code has occurred. Notwithstanding the foregoing, the blackout period restriction described in this section shall not apply to Large Cap Securities.

Contrary Trades

Access Persons who trade contrary to Advisory Client account activity in a security within seven calendar days before or after the conclusion of an investment strategy’s activity may need to submit a memo to the CCO or their designee explaining the decision to buy/sell contrary to the activity.

Pre-Clearance Requirements

Access Persons are required to obtain pre-clearance from the Pre-clearance Officer or designated compliance personnel before executing any Securities Transactions for which pre-authorization is required as outlined herein. Access Persons must submit a request for pre-clearance, providing details of the proposed transaction, including the Security to be traded, the quantity, and the account. The Pre-Clearance Officer may authorize or deny any pre-clearance request based upon the provisions contained in this Policy and the overall Code of Ethics, including any transaction deemed by the CCO or their designee to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Cryptocurrency Trading Restrictions:

•	No Access Person may trade any Cryptocurrency Securities not listed on a national exchange or prohibited under RJF’s Higher Risk Securities Policy.

•

No Access Person may be involved in any crypto-based activities (e.g., cryptocurrency mining or participation in an Initial Coin Offering) beyond purchasing cryptocurrency for their own cryptocurrency wallet.

Preclearance Process

Pre-clearance requests must be submitted via an electronic system (StarCompliance) or, in limited circumstances (e.g., in the event of a system malfunction) via email to RJIMCompliance@RJInvestmentManagement.com. If the request is approved, the authorization is valid until the end of the day in which the approval is granted. Any personal trade subject to these preclearance requirements that is placed as a “limit order” must also be placed as a “day order.”

No Access Person may engage in activities that would be considered “market timing” and in violation of the respective Fund’s frequent trading policy. No Access Person may participate in an IPO in a Reportable Investment Account. Access Persons must have written pre-clearance from the Chief Compliance Officer or their designee for securities transactions involving Limited Offerings. The Chief Compliance Officer or the designee shall (a) obtain from the Access Person full details of the proposed transaction; and (b) conclude that the Security does not fit the investment strategy recommended by the Firm and if so, that no Clients have any foreseeable interest in the Firm purchasing such Security on their behalf. The Chief Compliance Officer or the designee may request a copy of any offering materials (subscription agreement, etc.) associated with the Limited Offering. Pre-clearance requests for Limited Offerings must be submitted via

Advisor Access > My Practice > Compliance >Outside Business Activities

Initial participation in any of the following types of investments or trading activities must be pre-approved by the Firm’s Chief Compliance Officer. If approval is granted, the Access Person must arrange to have periodic statements sent to the Firm’s Chief Compliance Officer or their designee:

•	Direct Participation Programs/Limited Partnerships (DPP/LP)

•	Hedge Funds

•	Interval Funds

•	Investment Clubs

In some instances, should pre-clearance be approved and the Access Person place the trade, revocation of the initial approval may be necessary. For example, should the position approved be executed by the Firm after the Access Person placed the trade, their trade may need to be canceled. Any costs associated with the cancellation will be at the Access Person’s expense.

Preclearance Requirements

Access Persons are responsible for obtaining pre-clearance for these specified investment types before engaging in any transactions for themselves or their Immediate Family. Failure to obtain pre-clearance for these investments is a violation of the personal trading policy and may result in disciplinary action as described in the Sanctions section of the Code of Ethics.

Pre-clearance Securities:

Corporate Securities	• Individual company stocks • Bonds issued by corporate entities • Options where the underlying investment is a corporate stock • American Depository Receipts (ADRs)

Exceptions: Commercial paper and face amount certificates do not require pre-clearance.

Reportable Funds

Trading of any Reportable Fund in any type of account (including IRAs, 401(k)s, 529 plans, etc.)

Exceptions:

•  Subsequent pre-clearance of a Reportable Fund is not required for transactions that are part of an Automatic Investment Plan, automatic rebalancing, or redemption plan (i.e., systematic withdrawal). Changes in the total amount of the Automatic Investment Plan or systematic withdrawal do not require preclearance.

•  Loans from plans including Reportable Funds do not require pre-clearance.

Real Estate Based Investments	• Real Estate Investment Trusts (REITs) • Collateralized Mortgage Obligations (CMOs)

Certain Exchange Traded Products

•  Closed-end funds that are not continuously offered do require pre-clearance.

•  Exchange Traded Products restricted by RJF’s Higher Risk Security Policy. Refer to the Raymond James Restricted Trading List.

Exemptions from Pre-Clearance Requirements:

Access Persons are not required to obtain pre-clearance for the following types of transactions:

1. Securities Transactions in Managed Accounts:

Securities Transactions within Managed Accounts are exempt from pre-clearance requirements.

2. Acquisition of Reportable Securities through Corporate Actions:

Access Persons are not required to pre-clear transactions involving Reportable Securities acquired through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions applicable to all holders of the same class of securities.

3. Tender Offers and Rights Exercise:

Pre-clearance is not necessary for tender offers in Reportable Securities conditioned on the tender offer’s acquisition of all securities of the same class. Additionally, the exercise of rights issued by an issuer pro rata to all holders of a class of its securities does not require pre-clearance.

4. Certain Collective Investment Vehicles:

Transactions involving open-end funds that are not Reportable Funds are exempt from pre-clearance. This includes open-end mutual funds, money-market mutual funds, continuously offered closed-end funds, and index funds. Unit investment trusts 1also fall under this exemption.

[1]

Please Note: Unit Investment Trusts do not require pre-clearance if the unit investment trust is invested exclusively in unaffiliated mutual funds; securities which are not eligible for purchase or sale by an investment company or other Investment Advisory Clients.

5. Certain Banking Products:

Most banking products, including Bankers Acceptances and Certificates of Deposit (CDs), do not require pre-clearance. For specific inquiries, Access Persons are encouraged to contact compliance.

6. Securities Issued by the US Government:

Securities issued by the federal government, such as Treasury Bills, T-Bonds, and municipal bonds and notes, are exempt from pre-clearance requirements.

7. Annuities & Life Insurance:

Both fixed and variable annuities, as well as life insurance products, can be purchased without preclearance. Trading in variable accounts also does not require pre-clearance, except when the underlying investment is a Reportable Fund.

8. Securities Transactions in Excluded Accounts

Securities Transactions within Excluded Accounts are exempt from pre-clearance requirements.

Prohibited Transactions

Access Persons and their Immediate Family are generally prohibited from trading securities subject to Raymond James Higher Risk Securities Policy. Refer to the Raymond James Restricted Trading List.

Reporting Requirements for Access Persons

Access Persons and Immediate Family

All Access Persons, including their Immediate Family, are required to provide certain periodic information to the Firm’s CCO or their designee regarding their trading activity and holdings. Certain transactions that are exempt from the reporting requirements are listed below. Failure to provide the required data in a timely fashion will subject the Access Person to disciplinary action as outlined in the Code.

1.	Initial Holdings Report.

Any person who becomes an Access Person must submit, within 10 days of becoming an Access Person, an Initial Holdings Report (via StarCompliance) listing all of their Reportable Securities and all of their Reportable Investment Accounts. The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.	Quarterly Transaction Reports / Duplicate Confirmations and Statements.

Every Access Person who establishes a Reportable Investment Account during the quarter or who gains Beneficial Ownership in a Reportable Investment Account during a quarter, must complete the required section pertaining to new accounts in the Quarterly Transaction Report. This Report must be submitted to the Compliance Department via StarCompliance within 30 business days after the completion of each calendar quarter unless the Annual Holdings Report is also being completed during that quarter.

When possible, and unless transmitted to the Firm electronically, every Access Person must arrange for the Compliance Department to receive directly from any external broker, dealer, mutual fund company, or bank in question, duplicate copies of each confirmation and periodic statement for any Securities Transaction in any Reportable Securities during the quarter for which that Access Person is required to obtain pre-clearance. All copies must be received no later than 30 business days after the end of the calendar quarter or submit a Quarterly Transaction Report within 30 business days after the completion of each calendar quarter. Each confirmation or statement must disclose the following information:

i.	the date of the transaction;

ii.	description of the Security (including the title, exchange ticker symbol or CUSIP, interest rate and maturity date, as applicable);

iii.	the number of shares and principal amount;

iv.	the nature of the transaction (e.g., purchase, sale);

v.	the price of the Security; and

vi.	the name of the broker, dealer, bank, or mutual fund through which the trade was effected.

3.	Annual Holdings Report.

Each RJIM Access Person must submit an Annual Holdings Report via StarCompliance listing all Reportable Securities in a Reportable Investment Account. The information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the report is submitted. The completed report should be submitted to the CCO or their designee within 30 days of the request from the CCO or their designee.

Exemptions, Disclaimers and Availability of Reports

Availability of Reports.

All information supplied pursuant to this Code will be kept in the strictest of confidence unless disclosed for legal, regulatory or business reasons as described in this section. The information may be available for inspection by the Trustees of the Carillon Family of Funds, President of CFD, the Code of Ethics Review Committee, the applicable CCO, the Pre-Clearance Officer, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization with appropriate jurisdiction, and any state securities commission with appropriate jurisdiction.

Retention of Records.

All reports or information supplied will be retained according to the retention policies of the Funds or the applicable Firm, unless otherwise noted.

Personal Trading Policy Annex Definitions

Capitalized terms used herein shall carry the same meaning as ascribed to them in the Raymond James Investment Management Code of Ethics.

Appendix 1

Statement of General Policy Regarding IPO Allocations

•	Portfolio managers and traders may not take any improper action in order to obtain greater access to IPOs.

•

Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

•

Portfolio managers and traders may not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations; i.e., portfolio managers and traders may not explicitly or implicitly engage in a quid pro quo between the initial IPO allocation and the subsequent after-market purchases by the Firm. (However, absent such an explicit or implicit quid pro quo, portfolio managers and traders properly can determine to fill an unfilled IPO order with purchases in the secondary market from the same broker from whom they acquired the IPO shares.)

•

Portfolio managers and traders may not pay commissions to certain brokers in excess of customary and reasonable commissions in order to obtain larger IPO allocations. (However, subject to best execution standards and appropriate disclosures in the Firm’s Form ADV registration statement and any applicable mutual fund registration statements, portfolio managers and traders may consider access to IPOs as one factor, among others, in selecting broker-dealers with whom they trade.)

•

Portfolio managers and traders may not make IPO allocation decisions regarding client accounts based upon subsequent market movements or based upon any factors or guidelines not articulated in the applicable compliance policies and applicable disclosures.

•	Allocations should be fair and equitable to all clients to the extent practicable.

•

Allocations should comply with information disclosed to clients in, as applicable, the advisory contracts, the Firm’s Form ADV registration statement, and any applicable mutual fund registration statement.

•

Allocations should be pro rata to applicable groups of clients where feasible. If not pro rata, allocations should comply with applicable policies and procedures and should be consistent with information disclosed to clients.

•	Allocations may not continually favor particular accounts unless such practice has been disclosed to clients.

•	Hot IPOs generally may not be allocated to accounts where the Firm, its principals, or its affiliates maintain an ownership interest.

Appendix 2

Code of Ethics Committee

Javier Alvarez	727-567-5383
Damian Sousa	727-567-4656
Eric Wilwant	727-567-4677
Bob Kendall	727-567-4685
Ed Rick	727-573-3858
Susan Walzer	727-567-3526
Robert Morrison*	727-567-4246
Chih-Pin Lu*	727-567-5820
*Non-Voting Members